FOR IMMEDIATE RELEASE
---------------------

Contact:

Joseph F. Conners
Executive Vice President and Chief Financial Officer
(215) 864-6000


              BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES OPEN MARKET
               STOCK PURCHASES TO FUND 2008 EQUITY INCENTIVE PLAN

         Philadelphia, Pennsylvania. July 8, 2008. - Beneficial Mutual Bancorp, Inc. (Nasdaq GSM: BNCL) today announced that the Company has authorized the funding of a trust that will purchase up to 1,612,386, or approximately 1.96% of the Company's outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company's 2008 Equity Incentive Plan, which was approved by stockholders at the Company's annual meeting in May 2008. Purchases will be made in the open market from time to time at the discretion of the independent trustee of the trust.

         Beneficial Mutual Bancorp, Inc. is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area for more than 150 years. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania with 72 offices in the greater Philadelphia and South Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and the Company, please visit http://www.thebeneficial.com.